Exhibit 10.36
PERQUISITES
     During each Edison International fiscal year that this Executive Perquisite Policy remains in place, the following perquisites will be provided:
     Estate and Financial Planning Program — for Chairman and CEO up to $20,000 per calendar year for financial planning and tax preparation services and up to $10,000 per calendar year for estate planning services. Others with the rank of elected VP and above receive up to $12,000 per calendar year for financial planning and tax preparation services and up to $5,000 per calendar year for estate planning services.
     Car allowance — $1,000 per month for officers with rank of elected VP and above except for the EIX CEO.* Eligible officers are expected to have a suitable business car that is well maintained.
     Executive Health Enhancement Program — executive physical at UC Irvine or USC or reimbursement of up to $1,500 per year for screening or preventive services not covered by health plan, for officers with rank of elected VP and above.
     Section 409A Provisions — To the extent any benefits or reimbursements provided for in this Executive Perquisite Policy are taxable to an executive and provide for a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the executive shall complete all steps required for reimbursement so as to facilitate payment, and any such reimbursements or benefits shall be paid to the executive on or before the last day of the executive’s taxable year following the taxable year in which the expense was incurred. Such benefits and reimbursements shall not be subject to liquidation or exchange for other benefits, and the expenses eligible for reimbursement or benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or benefits provided in any other calendar year.

*	Car services are provided to the EIX CEO.